Exhibit 5.1

[Fulbright & Jaworski L.L.P. Letterhead]

August __, 2004

Rent-A-Center, Inc.
5700 Tennyson Parkway
Third Floor
Plano, Texas 75024

     Re:    Rent-A-Center, Inc. – Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     We have acted as counsel for Rent-A-Center, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-116686) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued upon the exercise of certain options (the “Options”) originally granted by Rent Rite, Inc., a Tennessee corporation (“Rent Rite”), and adopted and assumed by the Company pursuant to the Company’s acquisition of Rent Rite.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws; (iii) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and the Finance Committee of the Board; (iv) the Agreement and Plan of Merger and Reorganization, dated April 27, 2004, by and among the Company, RAC RR, Inc. and Rent Rite; and (v) the Amended and Restated RR 2001 Incentive Compensation Plan.

     For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this Opinion Letter; and (v) future compliance with the terms of the agreement underlying the Options (the “Option Agreement”) by the Company, the respective Option holders, the Board and any committees thereof.

     Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Option Agreement, including receipt prior to issuance by the Company of the full consideration for the Shares, the Shares will be validly issued, fully paid and nonassessable shares of Common Stock.

     Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

     We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

Fulbright & Jaworski L.L.P.